Exhibit 99
News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Barbara E. Briick (630) 875-7459 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST ANNUAL SHAREHOLDERS MEETING RESULTS AND PRESENTATION

ITASCA, IL., APRIL 24, 2002 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that at its Annual Shareholders Meeting held on April 24, 2002, Vernon A. Brunner, O. Ralph Edwards, Thomas M. Garvin and John M. O'Meara were elected Directors to serve until the year 2005. In a separate action, the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares from 60 million to 100 million was approved. Additionally, Management presented an overview of the Company and its results from operations for the year ended December 31, 2001 and three months ended March 31, 2002.

The results of the Annual Shareholders Meeting and the presentation materials will be available for viewing in the Investor Relations section on the Company's website, www.firstmidwest.com, on April 24, 2002 at approximately 2:00pm CST and for 7 days thereafter.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 70 offices located in more than 40 communities primarily in northern Illinois.

# # #